EXHIBIT 99.2

Jeff Speed
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            Thank you Mark, and good morning.

            Before discussing what we see for 2007 in terms of certain key drivers of our business, I'd like to provide some insight into our expected full year results for 2006.

            The expected results that I am about to discuss exclude the results of certain parks that management has committed to or already disposed of, namely our parks in Oklahoma City, and our water parks in Columbus, Ohio and Sacramento, California that we will not operate next year. Additionally, I will be discussing the forecasted results excluding the impact of approximately $16 mil of non-recurring costs primarily related to management changes.

            Our full year results for 2006 will reflect the trends that we have been reporting on throughout the year; reduced attendance and strong growth in per capita spending. As you know, 2006 has been a transition year reflecting the change in the Company's executive management and strategic direction. We have made a significant investment this year in the quality of the parks by creating more family-friendly environments and providing a more diversified entertainment offering. The growth in per capita spending as well strong guest satisfaction reflects the success of these first steps, which we believe provide a solid foundation for 2007.

            For 2006, we expect total attendance to be approximately 28 million on an as reported basis, which is a drop of 14% from 2005 levels. Consistent with the trend throughout the year, the drop in attendance will largely be offset by double digit growth in total revenue per capita, which we estimate will end the year up 14% to approximately $37.40. The growth in total revenue per capita is driven by estimated per guest spending growth of 13% to approximately $35.40, as well as forecasted growth in sponsorship revenues to approximately $29 million in 2006. Total revenues for the Company will end the year down around 2% or $20 million.

            With regard to our total cash costs and expenses, we expect an increase of approximately $50 million, consisting of about $55 million of increased operating expenses partially offset by reduced cost of sales due to lower volumes.

            Due to the reduced revenues and higher costs, we anticipate that our Adjusted EBITDA, will end the year at $220-$225 million, compared to $295 million in the prior year on a comparable basis (that is, excluding the impact of discontinued operations and Management Change costs. As you know, our Adjusted EBITDA is a non-GAAP measure that is effectively traditional EBITDA (earnings before interest, taxes, depreciation and amortization), further adjusted to remove the effect of discontinued operations, stock-based compensation and certain other non-cash or non-operational items. The share of the earnings allocable to third-party interests in certain of our parks are also excluded from Adjusted EBITDA.

            Let me preface my 2007 comments with the point that the key ratios that I will be discussing are based on the current portfolio of continuing operating parks. To the extent that the portfolio changes, we will be back to you with revised guidance. With regard to 2007, we believe that the investment we have made to improve the quality of the park experience for our guests will begin to pay-off. While we will continue to invest in improving our services and the diversity of our product offering, we are looking to drive increased attendance through a marketing message designed to let our guests, their families and friends know about the new Six Flags experience.

            At the same time, with our main gate ticket prices remaining flat and with modest season pass price increases, we plan on a relatively flat change in overall ticket per capita and about 4% growth in the strong level of in-park guest spending that we saw in 2006, which we believe reflected the improved satisfaction of our guests. This growth will reflect primarily increases in food, retail and games spending driven by higher penetration through operational improvements and new product offerings, as well as modest and targeted pricing increases.

            We are also targeting to deliver approximately $40 million in sponsorship revenues, which would drive growth in total revenue per capita of around 3%. This combined with the total revenue per cap growth in 2006 would result in our total revenue per cap growing by over 17% in two seasons, taking us to a total revenue per cap of approximately $38.60.

            In terms of costs, as we previewed on our 3rd quarter call, we intend to significantly increase our total marketing costs in 2007. We are planning an increase of approximately $30 million on top of the roughly $110 million that will have been spent by the end of 2006, which covers not only core radio and TV broadcasting, but also agency fees, production, on-line advertising, and other promotional costs.

            Excluding marketing, other cash operating expenses are expected to increase by $20-25 million or approximately 4% over 2006 levels, reflecting increased minimum wage, merit-based salary increases and the full-year impact of corporate and park-level staffing initiatives.

            While these increases are significant to be sure, we should evaluate in the context of free cash flow. Compared to 2005, we are planning to spend over $105 million more in 2007 for total operating expenses, including marketing; however, we are reducing our capital spending by over $70 million compared to 2005, leaving net cash expenditures (that is both operating expenses and capital expenditures) up over the two year period by a more modest $35 million, or a compound annual growth rate of only 2% of total operating and capital expenditures. In addition, with respect to the original branded six flags parks, the level of operating expense for 2007 excluding marketing is planned to be flat on a nominal basis compared to 1997 levels. That is without adjustment for the effect of inflation.

            As we've said before our goal is to continue to progress towards a business that consistently generates free cash flow. Although we are not projecting to be there next year, we are certainly expecting to make significant progress in that direction.

            I will now hand the floor over to Mark for concluding remarks.
Mark?